March 27, 1997






Edward L. Cain, Jr., President
Wayne G. Wickard, Secretary-Treasurer
PROFESSIONAL EMPLOYERS RESOURCE CORPORATION


                  RE: Professional Employers Resource Corporation, an
                           Indiana Corporation ("PERC")

Dear Ed and Wayne:

         This letter is to confirm our understanding and agreement regarding the financial consequences of certain activities PERC, a company owned by you, Wayne
G. Wickard and others, with respect to providing or brokering workers' compensation and related services other than with or through Employee Solutions, Inc. and its affiliated companies (collectively, "ESI").

Background
----------

         As of January 1996, ESI had in place an unwritten policy whereby its captive workers' compensation insurance company, Camelback Insurance Limited ("Camelback"), would not underwrite stand-alone workers' compensation insurance risks with manual premiums under $50,000 per year, nor would cotton gin industry risks be underwritten.

         ESI its subsidiary, Camelback, have now modified their policy regarding the types of stand-alone workers' compensation risks which will be underwritten and it has now been decided that ESI will evaluate, and may underwrite, the under $50,000 manual premium cases, as well as cotton gin industry risks.

         In light of your relationship with ESI as an officer and director, PERC and ESI have agreed as follows:

         1. ESI agrees to release PERC from any liability with respect to PERC's operations as of March 27, 1997 including, but not necessarily limited to, PERC's participation in activities in exchange for a total payment from PERC to ESI in the amount of $816,550, of which $543,55O has already been paid with interest (at the rate of 6% per annum from January 1, 1997), no later than December 31, 1997.

Edward L. Cain, Jr.
Wayne Wickard
March 27, 1997
Page 2

         2. The $816,550 amount referred to in pararagh 1 above shall include all overhead utilization by PERC with respect to ESI or ESI-East resources through December 31, 1996 and all other amounts owed by PERC to ESI or ESI-East as of March 27, 1997, including. but not limited to, any overpayments of commissions with respect to ERX. PERC will, nevertheless, reimburse ESI or ESI-East a reasonable, mutually agreed-upon amount, to he determined by the parties, for overhead utilization through March 27, 1997; provided, however, that it is nevertheless acknowledged that the overhead reimbursement shall be less than the comparable amount for 1996 because PERC's 1997 business activity has been materially lower than 1996's business activity; provided, further, that there shall be no PERC utilization of ESI or ESI-East resources after March 27, 1997 in any respect whatsoever.

         3. As long as either you or Wayne G. Wickard own any interest in PERC, whether directly or indirectly, PERC agrees that it will give ESI Risk
Management Agency, Inc.,(another one of ESI's subsidiary), and ESI Risk Management Agency, Inc. shall in fact have at all such times of a right of first refusal with respect to all of workers' compensation business. All such business must be submitted to ESI Risk Management Agency, Inc. for approval or rejection and, if the business is rejected, then, and only then, may PERC underwrite any such business or otherwise accept such business. In all other respects, however, PERC may compete with ESI, Camelback, Camelback and/or ESI Risk Management Agency, Inc., in the workers' compensation stand-alone business.

         4. As part of this arrangement, ESI agrees to indemnify PERC and to hold PERC harmless with respect to any lawsuits brought against PERC by any ESI shareholder or other party, but only to the extent that such matters allege (a) a breach of your fiduciary duty as an officer or director of ESI, (b) a diversion of corporate opportunity from ESI, or (c) any similar breach of duty or obligation owed to ESI or ESI-East; provided, however, that the alleged breach or diversion of corporate opportunity is predicated upon your pre-March 27, 1997 relationship with PERC as a PERC shareholder, officer or director. The indemnification shall not, however, apply to liability which you may have with respect to PERC operations not involving allegations of the sort described in clauses (a), (b) or (c) of this paragraph 4.

         To confirm our understanding in these arrangements, please execute this letter where indicated below.

         Please note that, as this transaction involves you, a member of ESI's Board of Directors and an ESI officer, ESI's obligations hereunder must be subject to the approval of its Board of Directors. I am signing below, however, to confirm to you that I, as Chief Executive Officer of ESI, am in agreement with the foregoing and will recommend to the ESI Board of Directors,

Edward L. Cain, Jr.
Wayne Wickard
March 27, 1997
Page 3

at their next meeting, that they approve of the same.

                                                    Very truly yours,

                                                    EMPLOYEE SOLUTIONS, INC.


                                                    /s/Marvin Brody
                                                    ------------------------
                                                    Marvin D. Brody
                                                    Chief Executive Officer